Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

PLIANT CORPORATION, et al.,(1)	Case No. 06-10001 (MFW)

Debtors.	Jointly Administered

DEBTORS’ SECOND AMENDED JOINT PLAN OF REORGANIZATION

SIDLEY AUSTIN LLP	YOUNG CONAWAY STARGATT & TAYLOR, LLP
Larry J. Nyhan	Robert S. Brady (No. 2847)
James F. Conlan	Edmon L. Morton (No. 3856)
William A. Evanoff	Kenneth J. Enos (No. 4544)
Jessica C. Knowles	The Brandywine Building
Laura B. Franzon	1000 West Street, 17th Floor
One South Dearborn Street	P.O. Box 391
Chicago, Illinois 60603	Wilmington, Delaware 19899-0391
Telephone: (312) 853-7000	Telephone: (302) 571-6600
Facsimile: (312) 853-7036	Facsimile: (302) 571-1253

Counsel to the Debtors and Debtors-in-Possession

Dated: April 18, 2006

(1) The Debtors are: Uniplast Holdings, Inc. (Tax ID No. XX-XXX9589), Pliant Corporation (Tax ID No. XX-XXX6065), Pliant Corporation International (Tax ID No. XX-XXX3075), Pliant Solutions Corporation (Tax ID No. XX-XXX3872), Pliant Film Products of Mexico, Inc. (Tax ID No. XX-XXX0805), Pliant Packaging of Canada, LLC (Tax ID No. XX-XXX0929), Pliant Investment, Inc. (Tax ID No. XX-XXX0995), Alliant Company LLC (Tax ID No. XX-XXX6811), Uniplast U.S., Inc. (Tax ID No. XX-XXX9066), Uniplast Industries Co. (Tax ID No. N/A), and Pliant Corporation of Canada Ltd (Tax ID No. N/A) each with a mailing address of 1475 Woodfield Road, Suite 700, Schaumburg, Illinois 60173.

TABLE OF CONTENTS

INTRODUCTION		1

ARTICLE I DEFINED TERMS AND RULES OF INTERPRETATION		2

ARTICLE II CLASSIFICATION OF CLAIMS AND INTERESTS		14
2.1	Unclassified Claims. The following Claims are not Impaired by the Plan	14
2.2	Classes of Claims	14
2.3	Classes of Interests	15

ARTICLE III TREATMENT OF CLAIMS AND INTERESTS		15
3.1	Unclassified Claims	15
3.2	Classes of Claims	16
3.3	Classes of Interests	18
3.4	Special Provision Regarding Unimpaired Claims	19

ARTICLE IV ACCEPTANCE OR REJECTION OF THE PLAN		19
4.1	Impaired Classes of Claims and Interests Entitled to Vote	19
4.2	Acceptance by an Impaired Class	19
4.3	Presumed Acceptances by Unimpaired Classes	20
4.4	Presumed Rejection by Impaired Class	20
4.5	Summary of Classes Voting on the Plan	20

ARTICLE V MEANS FOR IMPLEMENTATION OF THE PLAN		20
5.1	Non-Substantive Consolidation	20
5.2	Reincorporation of Pliant in Delaware	20
5.3	New Pliant Securities	21
5.4	Issuance of Tack-On Notes	23
5.5	Issuance of New Senior Subordinated Notes	23
5.6	Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors	23
5.7	Corporate Governance, Directors, Officers and Corporate Action	24
5.8	Cancellation of Notes, Instruments, Debentures, Preferred Stock, Outstanding Common Stock and Other Outstanding Common Stock Interests	25
5.9	Issuance of New Securities and Related Matters	26
5.10	Exit Financing	27
5.11	Restricted Stock Incentive Plan and Deferred Cash Incentive Plan	27
5.12	Sources of Cash for Plan Distributions	27
5.13	Cram-Down	28
5.14	Additional Transactions Authorized Under the Plan	28
5.15	Emergence Bonus Payments	28
5.16	Exercise of Warrants and Stock Options	28

ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS		28
6.1	Distributions for Claims or Interests Allowed as of the Effective Date	28

i

6.2	Distributions for Claims and Interests that Become Allowed after the Effective Date	29
6.3	Interest on Claims	29
6.4	Distributions by Disbursing Agent	29
6.5	Delivery of Distributions and Undeliverable or Unclaimed Distributions	29
6.6	Record Date for Distributions	30
6.7	Allocation of Plan Distributions Between Principal and Interest	30
6.8	Means of Cash Payment	31
6.9	Withholding and Reporting Requirements	31
6.10	Setoffs	31
6.11	Fractional Shares	31
6.12	Denomination of Tack-On Notes or New Senior Subordinated Notes	31

ARTICLE VII TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES AND PENSION PLANS		32
7.1	Assumption of Executory Contracts and Unexpired Leases	32
7.2	Cure of Defaults of Assumed Executory Contracts and Unexpired Leases	32
7.3	Post-Petition Contracts and Leases	32
7.4	Retiree Benefits and Pension Plans	32

ARTICLE VIII PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS AND DISPUTED INTERESTS		33
8.1	Objections to and Estimation of Claims	33
8.2	Payments and Distributions on Disputed, Contingent and Unliquidated Claims and Interests and on Claims for Which Proofs of Claim are Filed	33
8.3	Classes 4, 5 and 7	33

ARTICLE IX CONFIRMATION AND CONSUMMATION OF THE PLAN		34
9.1	Conditions to Effective Date	34
9.2	Waiver of Conditions	34
9.3	Consequences of Non-Occurrence of Effective Date	35

ARTICLE X EFFECT OF PLAN CONFIRMATION		35
10.1	Binding Effect	35
10.2	Releases	35
10.3	Survival of Indemnification Obligations	36
10.4	Discharge of Claims and Termination of Interests	36
10.5	Preservation of Rights of Action and Settlement of Litigation Claims	37
10.6	Exculpation and Limitation of Liability	37
10.7	Injunction	37
10.8	Term of Bankruptcy Injunction or Stays	38
10.9	Subordination	38

ARTICLE XI RETENTION OF JURISDICTION		38

ARTICLE XII MISCELLANEOUS PROVISIONS		40
12.1	Surrender of Instruments	40

12.2	Committees	41
12.3	Post-Confirmation Date Retention of Professionals	41
12.4	Bar Date for Certain Administrative Expense Claims	41
12.5	Certain Fees and Expenses of Old Indenture Trustee, First Lien Indenture Trustee, Second Lien Indenture Trustee and New Senior Subordinated Notes Indenture Trustee	41
12.6	Effectuating Documents and Further Transactions	42
12.7	Compensation and Benefit Programs	42
12.8	Corporate Action	42
12.9	Exemption from Transfer Taxes	42
12.10	Payment of Statutory Fees	43
12.11	Amendment or Modification of the Plan	43
12.12	Severability of Plan Provisions	43
12.13	Successors and Assigns	43
12.14	Revocation, Withdrawal or Non-Consummation	43
12.15	Notice	44
12.16	Governing Law	44
12.17	Tax Reporting and Compliance	44
12.18	Exhibits	45
12.19	Filing of Additional Documents	45
12.20	Reservation of Rights	45
12.21	Disputes Concerning Canadian Claims against and Interests in Canadian Debtors	45
12.22	Obligations Under Final DIP Order	45

EXHIBITS

Exhibit A - Certificate of Incorporation of New Pliant

Exhibit B – By-Laws of New Pliant

Exhibit C – New Pliant Stockholders Agreement

Exhibit D – Series AA Registration Rights Agreement

Exhibit E – Restricted Stock Incentive and Deferred Cash Incentive Plans

Exhibit F – Form of Tack-On Note

Exhibit G – Form of New Senior Subordinated Note

Exhibit H – [Intentionally Omitted]

Exhibit I – Discontinued Compensation and Benefits Programs

Exhibit J – Emergence Bonus Plan Term Sheet

Exhibit K – Form of New Senior Subordinated Notes Indenture

Exhibit L – Directors and Officers of New Pliant and Reorganized Debtors

Exhibit M – Intercompany Claims That Will Not Be Reinstated

INTRODUCTION

Pliant Corporation (“Pliant”), Uniplast Holdings, Inc., Pliant Corporation International, Pliant Solutions Corporation, Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Pliant Investment, Inc., Alliant Company LLC, Uniplast U.S., Inc., Uniplast Industries Co. and Pliant Corporation of Canada Ltd. propose the following joint plan of reorganization for the resolution of the outstanding claims against and interests in the Debtors (as defined herein). Reference is made to the Disclosure Statement (as that term is defined herein), distributed contemporaneously herewith, for a discussion of the Debtors’ history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan (as that term is defined herein), and certain related matters including, among other things, the securities to be issued under this Plan. Subject to certain restrictions and requirements set forth herein and in 11 U.S.C. § 1127 and Fed. R. Bankr. P. 3019, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this plan prior to its substantial consummation.

ARTICLE I

DEFINED TERMS AND RULES OF INTERPRETATION

A.                                   Defined Terms. As used herein, capitalized terms shall have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.1                                 Administrative Expense Claim means a Claim for costs and expenses of administration of the Chapter 11 Cases that are Allowed under sections 503(b) and 507(a)(2) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtors’ Estates and operating the businesses of the Debtors in Possession (such as wages, salaries and commissions for services and payments for inventory, leased equipment and premises) and Claims of governmental units for taxes (including tax audit Claims) related to tax years commencing after the Petition Date, but excluding Claims related to tax periods, or portions thereof, ending on or before the Petition Date; (b) all compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 328, 330, 331, 363 or 503(b) of the Bankruptcy Code; (c) any indebtedness or obligations incurred or assumed by the Debtors in Possession during the Chapter 11 Cases; (d) any payment to be made under the Plan or otherwise to cure a default on an assumed executory contract or unexpired lease; (e) the indenture trustees’ reasonable fees and expenses under the terms of the respective indentures and pursuant to section 12.5 of the Plan; and (f) all fees and charges assessed against the Debtors’ Estates under section 1930, chapter 123, of title 28 of the United States Code.

1.2                                 Affiliate Debtor(s) means, individually or collectively, a Debtor or Debtors other than Pliant, as applicable.

1.3                                 Allowed means, with respect to a Claim or Interest, or any portion thereof, in any Class or category specified, a Claim or Interest (a) that is not listed as disputed, contingent or unliquidated on the Debtors’ schedules, if any, and as to which no objection or request for estimation has been filed on or before any objection deadline, if any, set by the Bankruptcy Court or the expiration of such other applicable period fixed by the Bankruptcy Court; (b) as to which any objection has been settled, waived, withdrawn or denied by a Final Order; or (c) that is expressly allowed (i) by a Final Order, (ii) by an agreement between the Holder of such Claim or Interest and the Debtors or Reorganized Debtors, or (iii) pursuant to the terms of this Plan.

1.4                                 Ballot means the document for accepting or rejecting the Plan, in the form approved by the Bankruptcy Court.

1.5                                 Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended.

1.6                                 Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware or any other court with jurisdiction over the Chapter 11 Cases.

1.7                                 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as now in effect or hereafter amended and any Local Rules of the Bankruptcy Court.

1.8                                 Bondholder Additional Consideration means an amount in Cash equal to one percent (1%) of the principal amount of Old Notes held by a Holder of an Old Note Claim, provided that Bondholder Additional Consideration shall not be a payment in respect of such principal amount of Old Notes but shall instead be a payment on account of the acceptance of the Plan by Class 7.

1.9                                 Bondholder Common Stock means New Common Stock in an amount equal to thirty percent (30%) of the New Common Stock.

1.10                           Bondholder Series AA Preferred Stock means 77.5% of the aggregate amount of issued and outstanding Series AA Preferred Stock as of the Effective Date; provided, however, that if the grant of Bondholder Additional Consideration as provided in section 3.2(g) herein results in First Lien Impairment or Second Lien Impairment, Bondholder Series AA Preferred Stock means 80% of the aggregate amount of issued and outstanding Series AA Preferred Stock as of the Effective Date.

1.11                           Business Day means any day other than a Saturday, a Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

1.12                           By-Laws means the by-laws of New Pliant, in substantially the form attached to this Plan as Exhibit B.

1.13                           Canadian Confirmation Order means the order of the Canadian Court, which shall, among other things, order and declare that the Confirmation Order and this Plan are recognized and shall be implemented and effective in Canada in accordance with their terms.

1.14                           Canadian Court means the Ontario Superior Court of Justice.

1.15                           Canadian Debtors means Uniplast Industries Co., Pliant Corporation of Canada Ltd., and Pliant Packaging of Canada, LLC.

1.16                           Cash means legal tender of the United States of America.

1.17                           Certificate of Incorporation means the amended and restated certificate of incorporation of New Pliant, in substantially the form attached to this Plan as Exhibit A.

1.18                           Chapter 11 Cases means the voluntary cases commenced by the Debtors in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

1.19                           Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code.

1.20                           Class means each category of Holders of Claims or Interests established under Article II of the Plan pursuant to section 1122 of the Bankruptcy Code.

1.21                           Confirmation means the entry of the Confirmation Order by the Bankruptcy Court.

1.22                           Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

1.23                           Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

1.24                           Consenting Noteholders means the “Consenting Noteholders” as such term is defined in the Support Agreement.

1.25                           Consenting Noteholders’ Professional Fees means the reasonable professional fees and expenses incurred between the Petition Date and the Effective Date by the legal professionals to the Consenting Noteholders in accordance with the fee letter entered into between Pliant and such professionals prior to the Petition Date. Such fee letter will be included in the contracts being assumed in accordance with section 7.1 of this Plan unless, if challenged, as provided in section 3.2(g), the assumption of the fee letter and the payment of any amounts thereunder result in a finding of First Lien Impairment or Second Lien Impairment.

1.26                           Debtor(s) means, individually or collectively, Pliant, Uniplast Holdings, Inc., Pliant Corporation International, Pliant Solutions Corporation, Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Pliant Investment, Inc., Alliant Company LLC, Uniplast Industries Co., Uniplast U.S., Inc., and Pliant Corporation of Canada Ltd.

1.27                           Deferred Cash Incentive Plan means a deferred cash incentive plan developed for New Pliant and the Reorganized Debtors and approved and implemented pursuant to section 5.11 of this Plan. The Deferred Cash Incentive Plan shall be substantially in the form that is set forth in Exhibit E to the Plan.

1.28                           DIP Facility Agent means General Electric Capital Corporation as Administrative Agent and Collateral Agent under the DIP Facility Agreement.

1.29                           DIP Facility Agreement means that certain Senior Secured, Super-Priority, Priming Debtor-in-Possession Credit Agreement by and among Pliant, Uniplast Holdings Inc., and Uniplast U.S., Inc., as borrowers, and Pliant Corporation International, Pliant Solutions Corporation, Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Pliant Investment, Inc., Alliant Company LLC, Uniplast Industries Co., and Pliant Corporation of Canada Ltd., as guarantors, and the DIP Facility Agents and the DIP Facility Lenders, (as amended, modified, or supplemented), as approved by the Bankruptcy Court.

1.30                           DIP Facility Claims means all Claims held by the DIP Facility Agent and the DIP Facility Lenders pursuant to the DIP Facility Agreement.

1.31                           DIP Facility Lenders means the lenders party to the DIP Facility Agreement.

1.32                           Disbursing Agent means any entity in its capacity as a disbursing agent under section 6.4 hereof.

1.33                           Disclosure Statement means that certain disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.34                           Distribution Date means the date upon which the initial distributions will be made to Holders of Allowed Claims and Interests pursuant to Article VI of this Plan.

1.35                           Distribution Record Date means the Confirmation Date.

1.36                           DTC means The Depository Trust Company.

1.37                           Effective Date means the Business Day this Plan becomes effective as provided in Article IX hereof.

1.38                           Eligible Employee means “Eligible Employee” as defined by the Motion of the Debtors for an Order Authorizing the Debtors to Make Certain Payments Pursuant to a Management Incentive Plan, which was granted by the Bankruptcy Court in an order docketed on March 14, 2006.

1.39                           Estate(s) means, individually, the estate of Pliant or any of the Affiliate Debtors and collectively, the estates of the Debtors created under section 541 of the Bankruptcy Code.

1.40                           Exhibit means an exhibit annexed either to this Plan or the Disclosure Statement.

1.41                           Exit Facility Credit Agreement means such bank financing agreement as the Debtors shall have arranged on the Effective Date, in such amount and on such terms as are satisfactory to the Debtors.

1.42                           File, Filed or Filing means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

1.43                           Final DIP Order means the Final Order (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Section 364 of the Bankruptcy Code; (II) Authorizing Limited Use of Cash Collateral; (III) Granting Liens, Including Priming Liens, and Super-Priority Claims; and (IV) Granting Adequate Protection to Prepetition Secured Lenders, entered on February 2, 2006 and as amended, modified or supplemented by the Bankruptcy Court from time to time.

1.44                           Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

1.45                           First Lien Impairment means a determination by the Bankruptcy Court that the First Lien Note Claims are Impaired or that the Plan violates the terms of the First Lien Notes Indenture.

1.46                           First Lien Indenture Trustee means the trustee under the First Lien Notes Indenture.

1.47                           First Lien Note Claim means a Claim arising under or evidenced by the First Lien Notes or the First Lien Notes Indenture and related documents, including any Claim of the First Lien Indenture Trustee.

1.48                           First Lien Noteholder means a Holder of First Lien Notes under the First Lien Notes Indenture.

1.49                           First Lien Notes means (1) the 11 5/8% senior secured notes due 2009 in the aggregate principal amount of approximately $269,755,013 as of the Petition Date and (2) the remaining 11 1/8% senior secured notes due 2009 in the aggregate principal amount of approximately $7,032,673 as of the Petition Date, each issued under the First Lien Notes Indenture.

1.50                           First Lien Notes Indenture means that certain Amended and Restated Indenture (as amended and restated as of May 6, 2005, and modified from time to time) dated as of February 17, 2004, among Pliant, as issuer, and Wilmington Trust Company, as indenture trustee, including all agreements, documents, notes, instruments, and any other agreements delivered thereto or in connection therewith. The guarantors of indebtedness under the original first lien notes indenture, prior to its amendment, pursuant to which the 11 1/8% senior secured notes were issued, were  (i) Pliant Corporation International; (ii) Pliant Film Products of Mexico, Inc.; (iii) Pliant Packaging of Canada, LLC; (iv) Uniplast Holdings, Inc.; (v) Uniplast U.S., Inc.; (vi) Uniplast Industries Co.; and (vii) Pliant Solutions Corporation. The guarantors of indebtedness under the First Lien Notes Indenture, as amended, pursuant to which the 11 5/8% senior secured notes were issued, are (i) Pliant Corporation International; (ii) Pliant Film Products of Mexico, Inc.; (iii) Pliant Packaging of Canada, LLC; (iv) Uniplast Holdings, Inc.; (v) Uniplast U.S., Inc.; and (vi) Uniplast Industries Co.

1.51                           General Unsecured Claim means any Claim against the Debtors that is not an Administrative Expense Claim, a DIP Facility Claim, a Priority Tax Claim, a Priority Non-Tax Claim, an Other Secured Claim, a Revolving Credit Facility Claim, a First Lien Note Claim, a Second Lien Note Claim, an Intercompany Claim or an Old Note Claim, and shall not include Claims that are disallowed or released, whether by operation of law or pursuant to order of the Bankruptcy Court, written release or settlement, the provisions of this Plan or otherwise.

1.52                           Holder means an entity holding a Claim or Interest.

1.53                           Impaired means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

1.54                           Intercompany Claims means all prepetition Claims against any of the Debtors held by a Debtor or a Non-Debtor Affiliate.

1.55                           Intercreditor Agreement means the Amended and Restated Intercreditor Agreement, dated February 17, 2004, as amended, modified or supplemented from time to time, between Pliant, the collateral agent under the Revolving Credit Facility Agreement, the First Lien Indenture Trustee and the Second Lien Indenture Trustee.

1.56                           Interest means the legal, equitable, contractual and other rights of the Holders of Series A Preferred Stock, Series B Preferred Stock, Outstanding Common Stock and Other Outstanding Common Stock Interests in Pliant.

1.57                           Interim Compensation Order means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professional Pursuant to §§ 105 and 331, entered by the Bankruptcy Court on February 1, 2006.

1.58                           JP Morgan Entities means JP Morgan Partners (BHCA), L.P. and other related entities, including Flexible Films, LLC, a Delaware limited liability company, Flexible Films II, LLC, a Delaware limited liability company, Southwest Industrial Films, LLC, a Delaware limited liability company, and Southwest Industrial Films II, LLC, a Delaware limited liability company.

1.59                           Litigation Claims means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or Estate may hold against any entity as of the Petition Date except any claim, right or cause of action pursuant to section 547 of the Bankruptcy Code.

1.60                           Merger means the merger of Pliant with and into New Pliant, with New Pliant surviving the merger, as provided in section 5.2 of the Plan.

1.61                           New Common Stock means the shares of New Pliant common stock to be issued as of the Effective Date and to be distributed pursuant to this Plan.

1.62                           New Equity Common Stock means an amount equal to 42% of New Common Stock to be issued to Holders of Outstanding Common Stock Interests pursuant to section 3.3(c) of this Plan; provided, however, that in the event that any of the Stock Options are exercised pursuant to section 5.16 and the exercise thereof would cause a “Change of Control,” as defined by either the First Lien Notes Indenture or the Second Lien Notes Indenture, to occur upon consummation of the Plan, then such percentage may be increased by up to 2.5% of New Common Stock to avoid such Change of Control. Such increase will be limited to no more than the percentage necessary to avoid a Change of Control under both the First Lien Notes Indenture and the Second Lien Notes Indenture.

1.63                           New Pliant means a newly formed corporation organized under the laws of the State of Delaware that will be, as of the Effective Date, merged with Pliant and will be the ultimate parent of the other Reorganized Debtors as described in section 5.2 of this Plan.

1.64                           New Pliant Stockholders Agreement means a stockholders agreement to be entered into by New Pliant and the holders of New Common Stock pursuant to section 5.3 of this Plan. The New Pliant Stockholders Agreement will be substantially in the form of Exhibit C to the Plan.

1.65                           New Senior Subordinated Notes means new 13% unsecured senior subordinated notes, substantially in the form annexed hereto as Exhibit G, in the initial aggregate principal amount of $35 million subject to section 6.12 of the Plan, due 2010, to be issued by New Pliant pursuant to the New Senior Subordinated Notes Indenture in the event that the Holders of Old Note Claims do not receive the Tack-On Notes pursuant to section 3.2(g)(i).

1.66                           New Senior Subordinated Notes Indenture means an indenture, substantially in the form annexed hereto as Exhibit K, to be entered into pursuant to section 5.5 of this Plan in the event that the Holders of Old Note Claims do not receive the Tack-On Notes pursuant to section 3.2(g)(i) of the Plan. The New Senior Subordinated Notes Indenture contains provisions for the payment in kind of interest and a call option, as contemplated by section 5.5.

1.67                           New Senior Subordinated Notes Indenture Trustee means the trustee under the New Senior Subordinated Notes Indenture.

1.68                           Non-Debtor Affiliate means, individually or collectively, Aspen Industrial, S.A. de C.V., Jacinto Mexico, S.A. de C.V., Pliant de Mexico S.A. de C.V., Pliant Corporation Pty Ltd., and Pliant Film Products GmbH.

1.69                           Old Indenture Trustee means the trustee under the Old Notes Indentures.

1.70                           Old Note Claim means a Claim arising under or evidenced by the Old Notes or the Old Notes Indentures and related documents, including any Claim of the Old Indenture Trustee.

1.71                           Old Notes mean the 13.0% unsecured senior subordinated notes due 2010 issued under the Old Notes Indentures.

1.72                           Old Notes Indentures means both of (i) the indenture, dated as of May 31, 2000, as amended, restated and modified from time to time, among Pliant, as issuer, the guarantors named therein and Bank of New York, as indenture trustee and (ii) the indenture, dated as of April 10, 2002, as amended, restated and modified from time to time, among Pliant, as issuer, the guarantors named therein and Bank of New York as indenture trustee.

1.73                           Other Outstanding Common Stock Interests means any calls, rights, puts, awards, commitments, repurchase rights, unvested or unexercised stock options, unvested common stock, unvested preferred stock or any other agreements of any character related to the common stock of Pliant, but does not include Outstanding Common Stock.

1.74                           Other Secured Claim means a Claim (other than an Administrative Expense Claim, a DIP Facility Claim or Revolving Credit Facility Claim) that is secured by a lien on property in which a Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of the setoff, pursuant to section 553 of the Bankruptcy Code.

1.75                           Outstanding Common Stock means the issued and outstanding common stock of Pliant as of the Petition Date, in addition to any Warrants, which shall be deemed to be exercised pursuant to section 5.16 of the Plan, Stock Options, which are exercised by the Holders thereof pursuant to section 5.16 of the Plan, and any Claims that are subordinated pursuant to section 510(b) of the Bankruptcy Code to the same priority as common stock. Outstanding Common Stock does not include the Other Outstanding Common Stock Interests.

1.76                           Pension Plans means the Pliant Corporation Defined Benefit Pension Plan, the Hourly Employees Pension Plan for Calhoun, Georgia Plant, and the Pliant Corporation Hourly Employees’ Pension Plan for Chippewa Falls Plant.

1.77                           Petition Date means January 3, 2006, the date on which the Debtors commenced their Chapter 11 Cases.

1.78                           Plan means this chapter 11 plan of reorganization, including Exhibits and all supplements, appendices and schedules thereto, either in its present form or as the same may be altered, amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.79                           Plan Supplement means the supplement to this Plan in form and substance satisfactory to the Debtors and not inconsistent with the provisions of the Term Sheet in a manner that is materially adverse to the Consenting Noteholders filed with the Bankruptcy Court not later than 10 days prior to the Confirmation Date for the purposes specified in the Plan.

1.80                           Pliant means Pliant Corporation, a Utah corporation, debtor-in-possession in these Chapter 11 Cases pending in the Bankruptcy Court.

1.81                           Priority Non-Tax Claims means any Claim other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

1.82                           Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.83                           Pro Rata means that proportion that a Claim or Interest in a particular Class bears to the aggregate amount of all Claims or Interests in such Class except in cases where Pro Rata is used in reference to multiple Classes in which case, Pro Rata means the proportion that a Claim or Interest in a particular Class bears to the aggregate amount of all Claims in such multiple Classes.

1.84                           Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Holder of such Claim, or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from any failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim (other than the debtor or an insider) for any pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Holder of such Claim.

1.85                           Reorganized Debtors means the Debtors or any successors thereto by merger, consolidation or otherwise, on or after the Effective Date, after giving effect to the transactions occurring on the Effective Date in accordance with this Plan.

1.86                           Representative Committee means the official committee of unsecured creditors appointed by the U.S. Trustee pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.

1.87                           Restricted Stock Incentive Plan means the restricted stock incentive plan developed for New Pliant and the Reorganized Debtors and approved and implemented pursuant to section 5.11 of this Plan. The Restricted Stock Incentive Plan will be substantially in the form set forth in Exhibit E to the Plan.

1.88                           Revolving Credit Facility Agents means Morgan Stanley Senior Funding, Inc., as Domestic B Agent and General Electric Capital Corporation, as Domestic A Agent, Administrative Agent and Collateral Agent, as each term is defined in the Revolving Credit Facility Agreement.

1.89                           Revolving Credit Facility Agreement means the Amended and Restated Credit Agreement, dated as of November 21, 2005, as amended, modified or supplemented from time to time, by and among Pliant and certain of its subsidiaries as borrowers, the Revolving Credit Facility Agents and the Revolving Credit Facility Lenders, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith.

1.90                           Revolving Credit Facility Claims means all Claims of the Revolving Credit Facility Lenders and Revolving Credit Facility Agents under the Revolving Credit Facility Agreement, which Claims shall be deemed, pursuant to section 506 of the Bankruptcy Code, Allowed pursuant to this Plan in the aggregate principal amount of $130,953,697, plus (a) (i) interest thereon through the Effective Date at the non-default contract rate and (ii) all fees and expenses payable in respect of such Claims under the Revolving Credit Facility Agreement and minus (b) amounts repaid prior to the Effective Date, if any.

1.91                           Revolving Credit Facility Lenders means all lenders under the Revolving Credit Facility Agreement.

1.92                           Second Lien Impairment means a determination by the Bankruptcy Court that the Second Lien Note Claims are Impaired or that the Plan violates the terms of the Second Lien Notes Indenture.

1.93                           Second Lien Indenture Trustee means the trustee under the Second Lien Notes Indenture.

1.94                           Second Lien Note Claim means a Claim arising under or evidenced by the Second Lien Notes or the Second Lien Notes Indenture and related documents, including any Claim of the Second Lien Indenture Trustee.

1.95                           Second Lien Noteholder means a Holder of a Second Lien Note under the Second Lien Notes Indenture.

1.96                           Second Lien Notes means the 11 1/8% senior secured notes due 2009 issued under the Second Lien Notes Indenture in the aggregate principal amount of $250,000,000.

1.97                           Second Lien Notes Indenture means that certain Indenture dated as of May 30, 2003, as amended and restated or modified from time to time, among Pliant, as issuer, and Wilmington Trust Company, as initial indenture trustee, and succeeded by Wells Fargo Bank, National Association, as successor indenture trustee, including all agreements, documents, notes, instruments, and any other agreements delivered thereto or in connection therewith. The guarantors of indebtedness under the Second Lien Notes Indenture are (i) Pliant Corporation International; (ii) Pliant Film Products of Mexico, Inc.; (iii) Pliant Packaging of Canada, LLC; (iv) Pliant Solutions Corporation; (v) Uniplast Holdings, Inc.; and (vi) Uniplast U.S., Inc.

1.98                           Secured Claim means a Claim secured by a lien on collateral to the extent of the value of such collateral (i) as set forth in this Plan, (ii) as agreed to by the Holder of such Claim and the Debtors or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

1.99                           Senior Credit Agreement means “Senior Credit Agreement” as defined by the Intercreditor Agreement.

1.100                     Series AA Directors means two directors initially selected by the Holders of a majority of the outstanding principal amount of the Old Notes and thereafter elected by the holders of a majority of the Series AA Preferred Stock.

1.101                     Series AA Preferred Stock means the shares of Series AA Exchangeable Redeemable Preferred Stock authorized pursuant to the Certificate of Incorporation with an initial liquidation preference of $335.56 million and accruing quarterly cumulative dividends at a rate of 13% per annum.

1.102                     Series AA Registration Rights Agreement means a registration rights agreement between New Pliant and the Holders of Old Note Claims to be entered into pursuant to section 5.3(d) of this Plan. The Series AA Registration Rights Agreement will be substantially in the form of Exhibit D to the Plan.

1.103                     Series A Common Stock means an amount equal to 28% of New Common Stock to be issued to Holders of Series A Preferred Stock pursuant to section 3.3(a) of this Plan; provided, however, that in the event that any of the Stock Options are exercised pursuant to section 5.16 and the exercise thereof would cause a “Change of Control,” as defined by either the First Lien Notes Indenture or the Second Lien Notes Indenture, to occur upon consummation of the Plan, then such percentage may be decreased by up to 2.5% of New Common Stock to avoid such Change of Control. Such decrease will be limited to no more than the percentage necessary to avoid a Change of Control under both the First Lien Notes Indenture and the Second Lien Notes Indenture.

1.104                     Series A Preferred Stock means (i) the Series A Cumulative Exchangeable Redeemable Preferred Stock of Pliant and (ii) all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such preferred stock.

1.105                     Series A/Series AA Preferred Stock means 22.5% of the aggregate amount of issued and outstanding Series AA Preferred Stock as of the Effective Date, provided, however, that if the grant of Bondholder Additional Consideration as provided in section 3.2(g) herein results in First Lien Impairment or Second Lien Impairment, Series A/Series AA Preferred Stock means 20% of the aggregate amount of issued and outstanding Series AA Preferred Stock as of the Effective Date.

1.106                     Series B Preferred Stock means (i) the Series B Redeemable Preferred Stock of Pliant and (ii) all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such preferred stock.

1.107                     Series M Preferred Stock means the shares of Series M Preferred Stock authorized pursuant to the Certificate of Incorporation.

1.108                     Stock Options means the vested options to purchase common stock of Pliant that were granted by Pliant to certain present and former employees, which have not expired by their terms or by agreement between Pliant and the Holder thereof and which the Holder thereof exercises in accordance with section 5.16 of the Plan. Stock Options do not include the Warrants or unvested stock options.

1.109                     Support Agreement means that certain support agreement among Pliant, Flexible Films, LLC, a Delaware limited liability company, Flexible Films II, LLC, a Delaware limited liability company, Southwest Industrial Films, LLC, a Delaware limited liability company, and Southwest Industrial Films II, LLC, a Delaware limited liability company, and the Consenting Noteholders, substantially in the form of Exhibit E to the Disclosure Statement.

1.110                     Tack-On Notes means the additional First Lien Notes to be issued by New Pliant as of the Effective Date in the initial aggregate principal amount of $20 million subject to section 6.12 of the Plan, substantially in the form annexed hereto as Exhibit F; provided, however, that

Pliant shall not issue the Tack-On Notes in the event of First Lien Impairment or Second Lien Impairment.

1.111                     Term Sheet means the term sheet that is annexed as exhibit A to the Support Agreement.

1.112                     Unimpaired means with respect to a Claim or Interest that such Claim or Interest is Reinstated under the Plan.

1.113                     Warrants mean the warrants for the purchase of common stock of Pliant that have an exercise price of .01 per share and that have not expired by their terms or by agreement of Pliant and the Holder thereof, which shall be deemed to be exercised pursuant to section 5.16 of the Plan.

B.                                     Rules of Interpretation. For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document or schedule Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified, or supplemented pursuant to this Plan; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity’s successors and assigns; (e) all references in this Plan to Sections, Articles and Schedules are references to Sections, Articles and Schedules of or to this Plan or the Plan Supplement, as the same may be amended, waived or modified from time to time; (f) the words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection or clause contained in this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) subject to the provisions of any contract, certificates or articles of incorporation, by-laws, instruments, releases, or other agreements or documents entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and (j) in computing any period of time prescribed or allowed by this Plan, the provision of Bankruptcy Rule 9006(a) will apply.

C.                                     Exhibits and Plan Supplement. All Exhibits as well as the Plan Supplement, are incorporated into and are a part of this Plan as if set forth in full herein, and, to the extent not annexed hereto, such Exhibits and Plan Supplement shall be timely Filed in accordance with this Plan. Holders of Claims and Interests may obtain a copy of the Filed Exhibits and Plan Supplement upon written request to the Debtors. Upon their Filing, the Exhibits and Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. The documents contained in the Exhibits and Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS

All Claims and Interests, except Administrative Expense Claims, DIP Facility Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, DIP Facility Claims and Priority Tax Claims, as described below, have not been classified.

This Plan constitutes a single plan of reorganization for all Debtors. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest qualifies within the description of such Class and is in a different Class to the extent that it qualifies within the description of such different Class, but the same portion of a Claim may not be in more than one Class. A Claim or Interest is also placed in a particular Class for all purposes, including voting, confirmation and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code. However, a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.

2.1                                 Unclassified Claims. The following Claims are not Impaired by the Plan.

(a)                                  Administrative Expense Claims.

(b)                                 DIP Facility Claims.

(c)                                  Priority Tax Claims.

2.2                                 Classes of Claims.

(a)                                  Class 1: Priority Non-Tax Claims. Class 1 consists of all Priority Non-Tax Claims against each applicable Debtor. Claims in Class 1 are not Impaired.

(b)                                 Class 2: Other Secured Claims. Class 2 consists of all Other Secured Claims against each applicable Debtor. Claims in Class 2 are not Impaired.

(c)                                  Class 3: Revolving Credit Facility Claims. Class 3 consists of all Revolving Credit Facility Claims against each applicable Debtor. Claims in Class 3 are Impaired. The Debtors reserve the right to seek a determination at the hearing on Confirmation that the Revolving Credit Facility Claims are unimpaired and deemed to have accepted the Plan.

(d)                                 Class 4: First Lien Note Claims. Class 4 consists of all First Lien Note Claims against each applicable Debtor. Claims in Class 4 are not Impaired.

(e)                                  Class 5: Second Lien Note Claims. Class 5 consists of all Second Lien Note Claims against each applicable Debtor. Claims in Class 5 are not Impaired.

(f)                                    Class 6: General Unsecured Claims. Class 6 consists of all General Unsecured Claims against each applicable Debtor. Claims in Class 6 are not Impaired.

(g)                                 Class 7: Old Note Claims. Class 7 consists of all Old Note Claims against each applicable Debtor. Claims in Class 7 are Impaired.

(h)                                 Class 8: Intercompany Claims. Class 8 consists of the Intercompany Claims against each applicable Debtor. Claims in Class 8 are Impaired.

2.3                                 Classes of Interests.

(a)                                  Class 9: Series A Preferred Stock Interests. Class 9 consists of all Interests directly arising from, under, or relating in any way to, the Series A Preferred Stock and all Claims arising out of or relating thereto. Interests in Class 9 are Impaired.

(b)                                 Class 10: Series B Preferred Stock Interests. Class 10 consists of all Interests directly arising from, under, or relating in any way to, the Series B Preferred Stock, and all Claims arising out of or relating thereto. Interests in Class 10 are Impaired.

(c)                                  Class 11: Outstanding Common Stock Interests. Class 11 consists of all Interests directly arising from, under, or relating in any way to, the Outstanding Common Stock, and all Claims arising out of or relating thereto. Interests in Class 11 are Impaired.

(d)                                 Class 12: Other Outstanding Common Stock Interests. Class 12 consists of all Interests directly arising from, under, or relating in any way to the Other Outstanding Common Stock Interests, and all Claims arising out of or relating thereto. Interests in Class 12 are Impaired.

ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

3.1                                 Unclassified Claims.

(a)                                  Administrative Expense Claims. Subject to the provisions of sections 328, 330, 331 and 503(b) of the Bankruptcy Code and the Interim Compensation Order, each Allowed Administrative Expense Claim shall be paid by the Debtors, at their election, in full, in Cash, at the Debtors’ option: (i) on the Effective Date, (ii) on the date upon which such Administrative Expense Claim becomes an Allowed Claim, (iii) in the ordinary course of business as such claims become due; provided, however, that Administrative Expense Claims not yet due or that represent obligations incurred by the Debtors in the ordinary course of their business during these Chapter 11 Cases, or assumed by the Debtors during these Chapter 11 Cases, shall be paid or performed when due in the ordinary course of business and in accordance with the terms and conditions of the particular agreements governing such obligations, or (iv) on such other date as may be agreed upon between the Holder of such Allowed Administrative Expense Claim and the Debtors.

(b)                                 DIP Facility Claims. On the Effective Date, all amounts owed by any Debtor under the DIP Facility Agreement (including, without limitation, all loans and all fees and expenses payable thereunder) shall be paid in full in Cash and the Commitments (as defined in the DIP Facility Agreement) under the DIP Facility Agreement shall be cancelled. In addition, on the Effective Date, any unexpired letters of credit outstanding under the DIP Facility Agreement shall be either (i) returned to the applicable DIP Facility Lender and cancelled without having been drawn or (ii) replaced with back-to-back letters of credit and/or cash collateralized in an amount equal to 105% of the aggregate letter of credit exposure (i.e., the sum of (x) the aggregate undrawn amount of all outstanding letters of credit and (y) all amounts drawn under such letters of credit and not then reimbursed), in each case as provided for in accordance with the DIP Facility Agreement.

(c)                                  Priority Tax Claims. The legal and equitable rights of the Holders of Priority Tax Claims are not Impaired by this Plan. On or as soon as reasonably practicable after (i) the Effective Date if such Priority Tax Claim is an Allowed Priority Tax Claim or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim, at the election of the Debtors: (a) Cash equal to the amount of such Allowed Priority Tax Claim; (b) such other treatment as to which the Debtors or the Reorganized Debtors and the Holder of such Allowed Priority Tax Claims shall have agreed upon in writing; or (c) such Claim will be otherwise treated in any other manner such that it will not be Impaired; provided, however, that any Allowed Priority Tax Claim not due and owing on the Effective Date will be paid when such Claim becomes due and owing.

3.2                                 Classes of Claims. Unless the Holder of an Allowed Claim and the applicable Debtors agree to a different treatment, on the Effective Date, or as soon as practicable after the Effective Date, each Holder of an Allowed Claim shall receive as follows:

(a)                                  Class 1: Priority Non-Tax Claims. Each Holder of an Allowed Priority Non-Tax Claim shall have its Claim Reinstated.

(b)                                 Class 2: Other Secured Claims. Each Holder of an Allowed Other Secured Claim shall have its Claim Reinstated.

(c)                                  Class 3: Revolving Credit Facility Claims. Each Holder of an Allowed Revolving Credit Facility Claim shall be paid in full in Cash, including, without limitation, all unpaid interest accrued at the non-default contract rate and any unpaid professional fees and expenses, as provided for in the Revolving Credit Facility Agreement.

(d)                                 Class 4: First Lien Note Claims. Each Holder of an Allowed First Lien Note Claim shall have its Claim Reinstated by way of a reaffirmation by the Reorganized Debtors of the First Lien Notes Indenture and the First Lien Notes in accordance with their terms, and compliance on the Effective Date with section 1124 of the Bankruptcy Code, including, without limitation, the payment of all reasonable fees, costs and charges owing to each Holder of a First Lien Note Claim. In addition, to the extent the reasonable fees and expenses of counsel to the ad hoc committee of Holders of First Lien Note Claims are not paid pursuant to the Final DIP Order, such fees shall be paid on the Effective Date or as soon as practicable thereafter.

(e)                                  Class 5: Second Lien Note Claims. Each Holder of an Allowed Second Lien Note Claim shall have its Claim Reinstated by way of a reaffirmation by the Reorganized Debtors of the Second Lien Notes Indenture and the Second Lien Notes in accordance with their terms, and compliance on the Effective Date with section 1124 of the Bankruptcy Code, including, without limitation, the payment of Cash on the Effective Date in an amount equal to interest accrued at the contract rate (together with interest on overdue installments of interest at the same rate, to the extent allowable) as specified in the Second Lien Notes Indenture and the Second Lien Notes through the last payment date immediately preceding the Effective Date and the payment of all reasonable fees, costs and charges owing to the Second Lien Indenture Trustee and each Holder of a Second Lien Note Claim to the extent provided for, and allowable, under the Second Lien Notes Indenture or provided for under the Final DIP Order.

(f)                                    Class 6: General Unsecured Claims. Each Holder of an Allowed General Unsecured Claim shall have its Claim Reinstated and shall receive payment in full. Claims of the Debtors or Reorganized Debtors arising under section 547 of the Bankruptcy Code against Holders of General Unsecured Claims shall be waived as provided in section 10.5 of this Plan.

(g)                                 Class 7: Old Note Claims. Each Holder of an Allowed Old Note Claim shall receive:

(i)                                     its Pro Rata share of Tack-On Notes as consideration for the accrued and unpaid interest payment due December 1, 2005; provided,

however, that in the event that the grant of Tack-On Notes as provided in this section (i) results in First Lien Impairment or Second Lien Impairment, such Holder shall not receive Tack-On Notes but shall instead receive its Pro Rata share of New Senior Subordinated Notes which, together with the consideration identified in (ii) and (iii) below, shall be issued in exchange for the Old Notes;

(ii)                                  its Pro Rata share of Bondholder Series AA Preferred Stock;

(iii)                               its Pro Rata share of Bondholder Common Stock; and

(iv)                              if Class 7 accepts the Plan, Bondholder Additional Consideration; provided, however, that in the event that the grant of Bondholder Additional Consideration pursuant to this section (iv) results in First Lien Impairment or Second Lien Impairment, such Holder shall not be entitled to any Bondholder Additional Consideration.

In addition, Class 7 shall receive Cash in an amount equal to the Consenting Noteholders’ Professional Fees, which Cash shall be paid directly by Pliant to the professionals incurring such fees; provided, however, that in the event the payment of the Consenting Noteholders’ Professional Fees is challenged and the Bankruptcy Court finds First Lien Impairment or Second Lien Impairment then the Consenting Noteholders’ Professional Fees shall not be paid.

(h)                                 Class 8: Intercompany Claims. On the Effective Date, at the option of the Debtors, all Intercompany Claims in Class 8 shall either be (i) Reinstated, in full or in part, or (ii) discharged and extinguished, in full or in part, in which case such discharged and extinguished portion shall be eliminated and the holders thereof shall not be entitled to, and shall not receive or retain, any property or interest on account of such portion under the Plan, provided, however, that prior to such discharge and extinguishment such Intercompany Claims may be contributed to capital, transferred, setoff or subject to any other arrangement at the option of the Debtors. Any and all Class 8 Claims, or portions thereof, being extinguished and, to the extent, if any, such Claims are being contributed to capital or treated in another manner as permitted herein, are set forth in Exhibit M to the Plan.

3.3                                 Classes of Interests. Unless the Holder of an Allowed Interest and Pliant agree to a different treatment, on the Effective Date, or as soon as practicable after the Effective Date, each Holder of an Allowed Interest shall receive as follows:

(a)                                  Class 9: Series A Preferred Stock Interests. Each Holder of an Allowed Series A Preferred Stock Interest shall receive its Pro Rata share of: (i) the Series A/Series AA Preferred Stock, and (ii) the Series A Common Stock.

(b)                                 Class 10: Series B Preferred Stock Interests. Each former director or officer of the Debtors who is a Holder of an Allowed Series B Preferred

Stock Interest shall receive an amount equal to $5,258 per share in Cash on account of each vested share, or portion thereof, of Series B Preferred Stock held by such Holder. Holders of Series B Preferred Stock who are current directors or officers of the Debtors as of the Effective Date shall agree to forego any distribution as provided for in this section 3.3(b) in consideration for their eligibility to participate in one or more of the Reorganized Debtors’ incentive programs. All unvested Series B Preferred Stock Interests shall be cancelled, annulled and extinguished, and the Holders thereof shall not be entitled to any distribution on account of such unvested shares.

(c)                                  Class 11: Outstanding Common Stock Interests. Each Holder of an Allowed Outstanding Common Stock Interest shall receive its Pro Rata share of New Equity Common Stock. Each Holder of an Allowed Outstanding Common Stock Interest resulting from the subordination under section 510(b) of the Bankruptcy Code of a Claim shall be only entitled to receive a distribution of New Equity Common Stock in respect of the capital stock held by such Holder that is related to such Claim.

(d)                                 Class 12: Other Outstanding Common Stock Interests. On the Effective Date or as soon as practicable after the Effective Date, all Other Outstanding Common Stock Interests shall be cancelled, annulled and extinguished. Nothing contained in this section 3.3(d) shall impact a party’s right to assert valid defenses related to Other Outstanding Common Stock Interests, if any, pursuant to applicable law; provided, however, that no affirmative recovery may be obtained on account of such defenses.

3.4                                 Special Provision Regarding Unimpaired Claims. Except as otherwise explicitly provided in this Plan, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

ARTICLE IV

ACCEPTANCE OR REJECTION OF THE PLAN

4.1                                 Impaired Classes of Claims and Interests Entitled to Vote. Holders of Claims and Interests in each Impaired Class of Claims and Interests (Classes 3, 7, 8, 9, 10 and 11) are entitled to vote as a Class to accept or reject this Plan.

4.2                                 Acceptance by an Impaired Class. In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if this Plan is accepted by the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (½) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject this Plan. In accordance with section 1126(d) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Interests shall have accepted this Plan if this Plan is accepted by Holders of at least two-thirds (2/3) in amount of Allowed Interests of such Class that have timely and properly voted to accept or reject this Plan.

4.3                                 Presumed Acceptances by Unimpaired Classes. Classes 1, 2, 4, 5 and 6 are not Impaired by this Plan. Under section 1126(f) of the Bankruptcy Code, Holders of such Claims or Interests are conclusively presumed to accept this Plan, and thus the votes of the Holders of such Claims or Interests will not be solicited.

4.4                                 Presumed Rejection by Impaired Class. Class 12 is Impaired by this Plan, and Holders of Interests in Class 12 will not receive or retain any property under the Plan on account of such Interests. Under section 1126(g) of the Bankruptcy Code, Holders of such Interests are conclusively presumed to reject this Plan, and thus the votes of the Holders of such Interests will not be solicited.

4.5                                 Summary of Classes Voting on the Plan. As a result of the provisions of sections 4.1, 4.3 and 4.4 of this Plan, only the votes of Holders of Claims and Interests in Classes 3, 7, 8, 9, 10 and 11 will be solicited with respect to this Plan.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

5.1                                 Non-Substantive Consolidation. The Plan is a joint plan that does not provide for substantive consolidation of the Debtors’ estates, and on the Effective Date, the Debtors’ estates shall not be deemed to be substantively consolidated for purposes hereof. Allowed Claims held against one Debtor will be satisfied solely from the Cash and assets of such Debtor and its Estate, provided that, to the extent of any insufficiency, funds shall be advanced to the relevant Debtors by the Estate of Pliant. Except as specifically set forth herein, nothing in the Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that any one of the Debtors is subject to or liable for any claim against any other Debtor. Additionally, claimants holding Claims against multiple Debtors, to the extent Allowed in each Debtor’s case, will be treated as a separate claim against each Debtor’s estate, provided, however, that no Holder shall be entitled to receive more than payment in full of its Allowed Claim (plus postpetition interest, if and to the extent provided in this Plan), and such Claims will be administered and treated in the manner provided in the Plan.

5.2                                 Reincorporation of Pliant in Delaware. Prior to the Effective Date, New Pliant shall be incorporated as a Delaware corporation and wholly-owned subsidiary of Pliant. On the Effective Date, Pliant shall merge with and into New Pliant, with New Pliant surviving the Merger and all issued and outstanding capital stock in Pliant shall be exchanged in the Merger for the New Common Stock and Series AA Preferred Stock to be distributed to the Holders of Series A Preferred Stock Interests and Outstanding Common Stock Interests as provided for in sections 5.3(a)(ii) and (iii) and 5.3(c)(2) of the Plan. As provided in section 5.8 of the Plan, all capital stock in Pliant, including the capital stock so exchanged, and all rights relating thereto, including, but not limited to, any rights that would cause Pliant to repurchase capital stock, shall be extinguished. In addition, immediately after the consummation of the Merger, New Pliant shall issue (1) the Tack-On Notes if permitted under this Plan, to the Holders of Allowed Old Note Claims in consideration of the accrued and unpaid interest on the Old Notes and (2) the New Common Stock, Series AA Preferred Stock and, if the Tack-On Notes are not issued, the New Senior Subordinated Notes to the Holders of Allowed Old Note Claims in exchange therefor, as provided in sections 5.3(a)(i), 5.3(c)(1), 5.4 and 5.5, as well as the Bondholder Additional Consideration to the extent permitted, as provided in section 3.2(g)(iv).

5.3                                 New Pliant Securities.

(a)                                  Issuance of New Common Stock. On the Effective Date, New Pliant shall issue shares of New Common Stock. Concurrently with such issuance, New Pliant shall distribute (i) the Bondholder Common Stock to the Old Notes Indenture Trustee for further distribution to the Holders of Allowed Old Note Claims on a Pro Rata basis, (ii) the Series A Common Stock to the Holders of Series A Preferred Stock Interests on a Pro Rata basis, and (iii) the New Equity Common Stock to the Holders of Outstanding Common Stock Interests on a Pro Rata basis. Distribution of such New Common Stock shall be deemed complete upon delivery of one or more share certificates representing such shares as described herein. The Certificate of Incorporation, substantially in the form of Exhibit A hereto, sets forth the rights and preferences of the New Common Stock.

(b)                                 New Pliant Stockholders Agreement. On the Effective Date, New Pliant and the holders of New Common Stock shall enter into the New Pliant Stockholders Agreement substantially in the form set forth in Exhibit C. The New Pliant Stockholders Agreement shall be binding on all parties receiving New Common Stock regardless of whether such parties execute the New Pliant Stockholders Agreement. As provided for in the New Pliant Stockholders Agreement and as qualified in its entirety by the terms contained therein, the New Pliant Stockholders Agreement shall generally provide, among other things:

(i)                                     that the holders of New Common Stock shall be entitled to, among other things, certain preemptive rights and shall be subject to certain “drag-along” provisions, all as set forth in the New Pliant Stockholders Agreement; and

(ii)                                  that New Pliant shall be obligated to effect a public offering of the New Common Stock, after the date that is three (3) years following the Effective Date, at the direction of the holders of a majority of the shares of New Common Stock issued to the JP Morgan Entities, certain other Holders of Series A Preferred Stock and Holders of Old Note Claims hereunder.

(c)                                  Issuance of Series AA Preferred Stock. On the Effective Date, New Pliant shall issue 335,600 shares of Series AA Preferred Stock. Concurrently with such issuance, New Pliant shall distribute (1) the Bondholder Series AA Preferred Stock to the Old Notes Indenture Trustee for further distribution to the Holders of Allowed Old Note Claims on a Pro Rata basis and (2) the Series A/Series AA Preferred Stock to the Holders of Series A Preferred Stock Interests on a Pro Rata basis. Distribution of such Series AA Preferred Stock shall be deemed complete upon delivery of one or more share certificates representing such shares as described herein. The Certificate of Incorporation, substantially in the form of Exhibit A hereto, sets forth the rights and preferences of the Series AA Preferred Stock. As provided for in the Certificate of Incorporation and as qualified in its entirety by the terms contained therein, the Certificate of Incorporation shall generally provide, among other things, with respect to the Series AA Preferred Stock, that:

(i)                                     The holders of the Series AA Preferred Stock shall have the right to elect the Series AA Directors. As more fully set forth in the Certificate of Incorporation and subject to the exceptions contained therein, following the fourth anniversary of the Effective Date, the Series AA Directors shall have certain supermajority voting rights that will permit them to initiate a sale of New Pliant and to control any vote of the board of directors relating thereto.

(ii)                                  If the Series AA Preferred Stock is not redeemed within five (5) years after the Effective Date, the holders of at least 40% of the Series AA Preferred Stock shall have certain rights, subject to certain exceptions, to cause all of the outstanding Series AA Preferred Stock to be converted into 99.9% of the fully diluted New Common Stock, and the holders of Series AA Preferred Stock, voting separately as a class, shall have the right to appoint a majority of the board of directors of New Pliant without converting the Series AA Preferred Stock to New Common Stock.

(iii)                               In the event that New Pliant seeks to sell all or substantially all of its assets, the approval of the holders of at least two-thirds of all of the Series AA Preferred Stock shall be required.

(iv)                              In the event that New Pliant seeks to effect a merger, then, subject to certain exceptions, the approval of the holders of at least two-thirds of the Series AA Preferred Stock shall be required.

(d)                                 Registration of Series AA Preferred Stock. On the Effective Date, New Pliant, the Holders of Old Note Claims, the JP Morgan Entities and certain other holders of Series AA Preferred Stock shall enter into the Series AA Registration Rights Agreement substantially in the form set forth in Exhibit D hereto. Pursuant to the terms of the Series AA Registration Rights Agreement and as qualified in its entirety by the terms contained therein, New Pliant shall be obligated to register an underwritten public offering of the Series AA Preferred Stock at the direction of holders of a majority of the shares of Series AA Preferred Stock issued to the Holders of Old Note Claims given at any time following the nine-month anniversary and prior to the second anniversary of the Effective Date. The Holders of Old Note Claims and certain other holders of Series AA Preferred Stock shall become parties to the Series AA Registration Rights Agreement, which shall be binding on such holders regardless of whether such parties execute the Series AA Registration Rights Agreement.

(e)                                  To the extent the summary description in this Plan conflicts with the terms of the New Pliant Stockholders Agreement, the Series AA Registration Rights Agreement, the Certificate of Incorporation or the By-Laws, the terms of such documents shall govern.

5.4                                 Issuance of Tack-On Notes. If and to the extent required by section 3.2(g) of the Plan, New Pliant shall issue and distribute the Tack-On Notes, substantially in the form attached hereto as Exhibit F, to the Old Indenture Trustee, on behalf of all Holders of Old Notes, for ultimate distribution Pro Rata to each Holder of an Old Note Claim. The Tack-On Notes shall have an aggregate original principal amount of $20,000,000, subject to section 6.12 of the Plan, shall be issued under the First Lien Notes Indenture, and shall benefit from all of the rights and privileges contained therein.

5.5                                 Issuance of New Senior Subordinated Notes. If and to the extent required by section 3.2(g) of the Plan, New Pliant shall issue and distribute the New Senior Subordinated Notes, substantially in the form attached hereto as Exhibit G, to the Old Indenture Trustee, on behalf of all Holders of Old Notes, for ultimate distribution Pro Rata to each Holder of an Old Note Claim. The New Senior Subordinated Notes shall have an aggregate original principal amount of $35,000,000, subject to section 6.12 of the Plan, shall mature in 2010 and shall accrue payment in kind interest at a rate of 13% per annum for the first year following issuance and semi-annual cash pay interest at a rate of 13%  per annum thereafter. The New Senior Subordinated Notes shall be subject to New Pliant’s right, which shall be assignable, to refinance the New Senior Subordinated Notes during the first year after the issuance of the New Senior Subordinated Notes by tendering to the holders of the New Senior Subordinated Notes, Cash in an amount equal to (i) $20,000,000 plus (ii) interest accrued at a rate of 13% per annum from the date of issuance through the date of payment on a principal amount of $20,000,000 minus (iii) any interest previously paid in Cash on the New Senior Subordinated Notes. The New Senior Subordinated Notes shall be issued pursuant to the New Senior Subordinated Notes Indenture, a form of which is attached hereto as Exhibit K.

5.6                                 Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors. After the Effective Date the Reorganized Debtors shall continue to exist as separate corporate entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated and pursuant to their respective certificates or articles of incorporation and by-laws in effect prior to the Effective Date, except as provided in section 5.2 and except to the extent such certificates or articles of incorporation and by-laws are to be amended pursuant to the terms of this Plan. Notwithstanding anything to the contrary in this Plan, the Unimpaired Claims and Interests and Impaired Claims and Interests of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of this Plan, the Chapter 11 Cases, or otherwise. For the avoidance of doubt, after the Effective Date, the obligations of each Debtor indebted under the First Lien Notes Indenture and the Second Lien Notes Indenture shall remain the obligations of the respective Reorganized Debtor, and the obligations of Pliant under the First Lien Notes Indenture and the Second Lien Notes Indenture shall be the obligations of New Pliant. Except as otherwise provided in this Plan, on and after the Effective Date, all property of the Estates of the Debtors, including all claims, rights and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with this Plan, shall vest in the Reorganized Debtors free and clear of all Claims, liens, charges, other encumbrances and Interests. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

5.7                                 Corporate Governance, Directors, Officers and Corporate Action.

(a)                                  Certificates or Articles of Incorporation and By-Laws. The certificates or articles of incorporation and by-laws of the Debtors shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their certificates or articles of incorporation and by-laws as permitted by applicable law. In addition, prior to or on the Effective Date or as soon as reasonably practicable thereafter, the Certificate of Incorporation and By-Laws of New Pliant, substantially in the form as set forth in Exhibits A and B, respectively, to the Plan, shall go into effect and shall (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (ii) authorize the issuance of New Common Stock and the Series AA Preferred Stock in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by this Plan.

(b)                                 Directors and Officers of the Reorganized Debtors. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial directors and officers of New Pliant shall be the persons identified in Exhibit L, to be provided in the Plan Supplement. On the Effective Date, the board of directors of New Pliant shall have seven (7) members, two (2) of whom shall be elected by the Holders of a majority of the outstanding principal amount of Old Notes, four (4) of whom shall be designated by the JP Morgan Entities, as the holders of a majority of the Series A Preferred Stock and common stock of Pliant, and one (1) of whom shall be the chief executive officer. Thereafter, the Certificate of Incorporation shall govern the designation of directors. In addition, the boards of directors of the Reorganized Debtors shall be comprised of members of the board of directors of New Pliant, or such other persons as are designated by the board of directors of New Pliant. Pursuant to section 1129(a)(5), the Debtors will disclose in Exhibit L, to be provided in the Plan Supplement, the identity and affiliations of any person proposed to serve on the initial board of directors of New Pliant, and to the extent such person is an insider other than by virtue of being a director, the nature of any compensation for such person. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Certificate of Incorporation, the other constituent documents of the Reorganized Debtors, and applicable law. Each member of the current board of directors of each of the Debtors will be deemed to have resigned on the Effective Date.

(c)                                  Corporate Action. On the Effective Date, the adoption of the Certificate of Incorporation or similar constituent documents, the adoption of the By-Laws, the selection of directors and officers for New Pliant and each Reorganized Debtor, and all other actions contemplated by this Plan shall be authorized and approved in all respects (subject to the provisions of this Plan). All matters provided for in this Plan involving the corporate structure of New Pliant, the Debtors or the Reorganized Debtors, and any corporate action required by New Pliant, the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have timely occurred in accordance with applicable law and shall be in effect, without any requirement of further action by the security holders or directors of New Pliant, the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of New Pliant and/or the Reorganized Debtors and members of the boards of directors of New Pliant and/or Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by this Plan in the name of and on behalf of the New Pliant and/or Reorganized Debtors.

5.8                                 Cancellation of Notes, Instruments, Debentures, Preferred Stock, Outstanding Common Stock and Other Outstanding Common Stock Interests. On the Effective Date, except as otherwise provided for herein, (a) Old Notes, Series A Preferred Stock, Series B Preferred Stock, Outstanding Common Stock, Other Outstanding Common Stock Interests and any other notes, bonds (with the exception of surety bonds outstanding), indentures (including the Old Notes Indentures), stockholders agreements, registration rights agreements, repurchase agreements and repurchase arrangements, or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor that relate to Claims or Interests that are Impaired under this Plan shall be cancelled (with the exception of the Intercreditor Agreement), and (b) the obligations of the Debtors under any agreements, stockholders agreements, registration rights agreements, repurchase agreements and repurchase arrangements, indentures (including the Old Notes Indentures) or certificates of designation governing the Old Note

Claims, Series A Preferred Stock Interests, Series B Preferred Stock Interests, Outstanding Common Stock, Other Outstanding Common Stock Interests and any other Claims or Interests or any notes, bonds, indentures, or other instruments or documents evidencing or creating any Claims or Interests against a Debtor that relate to Claims or Interests that are Impaired under this Plan shall be discharged (with the exception of the Intercreditor Agreement); provided, however, that the Old Notes Indenture shall continue in effect to the extent necessary to allow the Reorganized Debtors and the Old Indenture Trustee to make distributions pursuant to the Plan on account of Old Note Claims. As of the Effective Date, all Series A Preferred Stock, Series B Preferred Stock, Outstanding Common Stock and Other Outstanding Common Stock Interests that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party. For the avoidance of doubt, the Intercreditor Agreement, the First Lien Notes Indenture, the First Lien Notes, the Second Lien Notes Indenture and the Second Lien Notes shall remain in full force and effect in accordance with sections 3.2(d) and 3.2(e) of this Plan.

5.9                                 Issuance of New Securities and Related Matters.

(a)                                  Issuance of New Securities. On or as soon as reasonably practicable after the Effective Date, New Pliant and the Reorganized Debtors shall issue (subject to section 5.9(b) of this Plan) all instruments, certificates and other documents, including the New Common Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) required to be issued or distributed pursuant to this Plan without further act or action under applicable law, regulation, order or rule. The issuance of the New Common Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) and the distribution thereof under this Plan shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements and instruments entered into on or as of the Effective Date contemplated by or in furtherance of this Plan, including, without limitation, the Exit Facility Credit Agreement, the New Senior Subordinated Notes Indenture (if the New Senior Subordinated Notes are issued), the New Pliant Stockholders Agreement, the Series AA Registration Rights Agreement and any other agreement entered into in connection with the foregoing, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto.

(b)                                 Distribution of the New Common Stock and Series AA Preferred Stock and Enforcement of the New Pliant Stockholders Agreement and the Series AA Registration Rights Agreement. On or as soon as reasonably practicable after the Effective Date, all of the shares of the New Common Stock and all of the shares of Series AA Preferred Stock to which any Holder of a Claim or Interest in Classes 7, 9, 10 and 11 shall become entitled pursuant to the Plan shall be issued in the name of such Holder subject to the terms and conditions of the New Pliant Stockholders

Agreement and the other terms and conditions of this Plan. In the period pending distribution of the New Common Stock and Series AA Preferred Stock to any Holder of a Class 7, 9, 10, and 11 Claim or Interest, such Holder shall be bound by, have the benefit of and be entitled to enforce the terms and conditions of the New Pliant Stockholders Agreement and the Series AA Registration Rights Agreement (each to the extent applicable) and shall be entitled to exercise any voting rights and receive any dividends or other distributions payable in respect of such Holder’s New Common Stock and Series AA Preferred Stock (including, receiving any proceeds of any permitted transfer of such New Common Stock and Series AA Preferred Stock, as applicable), and to exercise all other rights in respect of the New Common Stock and Series AA Preferred Stock (so that such Holder shall be deemed for tax purposes to be the owner of the New Common Stock and Series AA Preferred Stock issued in the name of such Holder, as applicable).

5.10                           Exit Financing. On the Effective Date, without any requirement of further action by security holders or directors of New Pliant, the Debtors or Reorganized Debtors, New Pliant and the Reorganized Debtors shall be authorized and directed to enter into the Exit Facility Credit Agreement, as well as any notes, documents or agreements in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of the liens on the exit facility collateral. The Exit Facility Credit Agreement shall be designated as a Senior Credit Agreement pursuant to the terms of the Intercreditor Agreement.

5.11                           Restricted Stock Incentive Plan and Deferred Cash Incentive Plan. On the Effective Date, New Pliant shall be authorized to issue 8,000 shares of Series M Preferred Stock and to designate participants in the Deferred Cash Incentive Plan. The shares of Series M Preferred Stock shall be distributed in accordance with the Restricted Stock Incentive Plan and interests in the Deferred Cash Incentive Plan shall be allocated in accordance with the Deferred Cash Incentive Plan, forms of which are annexed hereto in Exhibit E. The Restricted Stock Incentive Plan and Deferred Cash Incentive Plan shall be used for the purpose of granting awards to officers and other employees of New Pliant and the Reorganized Debtors. As provided for in the Certificate of Incorporation and the Deferred Cash Incentive Plan and as qualified in its entirety by the terms contained therein, the holders of Series M Preferred Stock and participants in the Deferred Cash Incentive Plan shall initially be entitled, in the aggregate, to a maximum of 7.5% of the equity value of New Pliant. Such maximum percentage may be increased to a maximum of 8.0% of the equity value of New Pliant under certain circumstances.

5.12                           Sources of Cash for Plan Distributions. Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for New Pliant and/or the Reorganized Debtors to make payments pursuant to this Plan may be obtained from existing Cash balances, the operations of the Debtors and the Reorganized Debtors, sales of assets or the Exit Facility Credit Agreement. New Pliant and the Reorganized Debtors may also make such payments using Cash received from their subsidiaries through New Pliant’s and the Reorganized Debtors’ consolidated cash management systems.

5.13                           Cram-Down. If any Impaired Class fails to accept the Plan by the requisite statutory majorities, the Debtors reserve the right (i) to confirm the Plan by a “cram-down” of such non-accepting Class pursuant to section 1129(b) of the Bankruptcy Code and (ii) to propose any modifications to the Plan and to confirm the Plan as modified, without re-solicitation, to the extent permitted by the Bankruptcy Code.

5.14                           Additional Transactions Authorized Under the Plan. On or prior to the Effective Date, the Debtors shall be authorized to take any such actions as may be necessary or appropriate to Reinstate Claims or Interests or render Claims or Interests not Impaired.

5.15                           Emergence Bonus Payments. On the Effective Date, New Pliant shall pay emergence bonus payments to a limited number of officers and other key employees of the Reorganized Debtors who are and have been principally responsible for the reorganization efforts in order to incentivize such key employees to enable the Debtors to emerge from chapter 11 and achieve the Debtors’ Plan goals expeditiously and in a manner consistent with the Plan. The emergence bonus plan shall contain terms as set forth in Exhibit J.

5.16                           Exercise of Warrants and Stock Options. On or prior to the Effective Date, each Holder of an Allowed Warrant Interest shall be deemed to have exercised its Warrant, which shall entitle such Holder to one share of common stock of Pliant for each Warrant Interest held by such Holder. In addition, each Holder of an Allowed Stock Option shall have the right to exercise such Stock Option by tendering to Pliant the contractual exercise price on or prior to the Effective Date. Each Holder of an Allowed Stock Option shall be required to designate on its Ballot an affirmative intention to exercise its Stock Option pursuant to the terms of the Plan and shall be required to provide therewith proof of such Holder’s ability to pay the contractual exercise price, which proof shall be satisfactory to the Debtors in their sole discretion. To the extent a Holder of an Allowed Stock Option does not designate its intention to exercise its Stock Option on a timely filed Ballot or does not provide adequate proof of payment with a timely filed Ballot, as required by this section, including in either instance such Holders who vote to reject the Plan or abstain from voting on the Plan, such Stock Options shall be cancelled, annulled and extinguished.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

6.1                                 Distributions for Claims or Interests Allowed as of the Effective Date. Unless the Holder of an Allowed Claim against or Allowed Interest in the Debtors and the Debtors agree to a different distribution date or except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Allowed Claims or Interests shall be made on the Effective Date or as soon thereafter as is practicable. Any distribution to be made on the Effective Date pursuant to this Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Notwithstanding the date on which any distribution of securities is made to a Holder of an Allowed Claim or to a Holder of an Allowed Interest, as of the date of the distribution such Holder shall be deemed to have the rights of a holder of such securities (subject to the terms and conditions of this Plan) distributed as of the Effective Date.

6.2                                 Distributions for Claims and Interests that Become Allowed after the Effective Date. Distributions on account of Allowed Claims and Interests that first become Allowed Claims and Interests after the Effective Date shall be made as soon as practicable after the date that such Claim or Interest becomes Allowed pursuant to section 6.4 of this Plan.

6.3                                 Interest on Claims. Except as to the First Lien Note Claims and the Second Lien Note Claims as provided herein or as otherwise specifically provided for in this Plan, the Confirmation Order or other order of the Bankruptcy Court, or required by applicable bankruptcy or non-bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.

6.4                                 Distributions by Disbursing Agent. Other than as specifically set forth in the Plan, the Disbursing Agent shall make all distributions required to be made under this Plan. Distributions on account of Revolving Credit Facility Claims shall be made by the Disbursing Agent directly to the Revolving Credit Facility Agents. Distributions on account of the First Lien Note Claims, the Second Lien Note Claims and the Old Note Claims shall be made in accordance with the respective indentures or in accordance with this Plan where such indentures are silent. New Pliant and/or the Reorganized Debtors may act as Disbursing Agent or may employ or contract with other entities to assist in or make the distributions required by this Plan.

6.5                                 Delivery of Distributions and Undeliverable or Unclaimed Distributions. Unless the First Lien Notes Indenture, the Second Lien Notes Indenture, or the Old Notes Indentures provide otherwise, the following terms shall govern the delivery of distributions and undeliverable or unclaimed distributions with respect to Claims and Interests.

(a)                                  Delivery of Distributions in General. Distributions to Holders of Allowed Claims or Interests shall be made at the addresses set forth in the Debtors’ records unless such addresses are superseded by proofs of claim or interests or transfers of claim filed pursuant to Bankruptcy Rule 3001.

(b)                                 Undeliverable and Unclaimed Distributions.

(i)                                     Holding and Investment of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim or Interest is returned to New Pliant, the Reorganized Debtors or the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Reorganized Debtors or the Disbursing Agent is notified in writing of such Holder’s then current address.

(ii)                                  After Distributions Become Deliverable. The Disbursing Agent shall make all distributions that have become deliverable or have been claimed since the Distribution Date as soon as practicable after such distribution has become deliverable.

(iii)                               Failure to Claim Undeliverable Distributions. Any Holder of an Allowed Claim or Interest that does not assert a claim or interest pursuant to this Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their property, New Pliant or its property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estates and New Pliant free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary, subject to the liens of the Revolving Credit Facility Lenders. Any New Common Stock, Series M Preferred Stock and Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) held for distribution on account of such Claim or Interest shall be canceled and of no further force or effect. Nothing contained in this Plan shall require any Disbursing Agent, including, but not limited to, New Pliant or the Reorganized Debtors, to attempt to locate any Holder of an Allowed Claim. In addition, the Old Notes Indenture Trustee shall only be required to hold any unclaimed distribution to a Holder of an Old Notes Claim for a period of ninety (90) days, after the expiration of which such unclaimed distribution shall be returned to New Pliant, and New Pliant or its designee shall hold such distributions for the benefit of the Holders of Old Note Claims until one (1) year after the Effective Date as provided in this section.

6.6                                 Record Date for Distributions. New Pliant, the Reorganized Debtors and the Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Interest that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims or Interests that are Holders of such Claims or Interests, or participants therein, as of the close of business on the Distribution Record Date. New Pliant, the Reorganized Debtors and the Disbursing Agent shall instead be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.

6.7                                 Allocation of Plan Distributions Between Principal and Interest. Except as otherwise expressly provided in this Plan, to the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest. Notwithstanding the foregoing, the distribution in respect of the Consenting Noteholders’ Professionals Fees in accordance with the first sentence of section 3.2(g) of this Plan shall be deemed a payment under the relevant fee letters, as amended, as a result of the assumption thereof and shall not be allocated either to principal or interest in respect of the Old Note Claims.

6.8                                 Means of Cash Payment. Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of New Pliant or the Reorganized Debtors, by (a) checks drawn on or (b) wire transfer from a bank selected by New Pliant or the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of New Pliant or the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

6.9                                 Withholding and Reporting Requirements. In connection with this Plan and all distributions thereunder, New Pliant and the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. New Pliant and the Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. All persons holding Claims or Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of this Plan, (a) each Holder of an Allowed Claim or Interest that is to receive a distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution and (b) no distribution shall be made to or on behalf of such Holder pursuant to this Plan unless and until such Holder has made arrangements satisfactory to New Pliant and the Reorganized Debtors for the payment and satisfaction of such tax obligations.

6.10                           Setoffs. New Pliant and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim, the payments or other distributions to be made pursuant to this Plan in respect of such Claim, or claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by New Pliant or the Reorganized Debtors of any such claim that the Debtors or New Pliant or the Reorganized Debtors may have against such Holder.

6.11                           Fractional Shares. No fractional shares of New Common Stock, Series M Preferred Stock and Series AA Preferred Stock shall be distributed. Where a fractional share would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of more than .50) of such fraction to the nearest whole share of New Common Stock, Series M Preferred Stock and Series AA Preferred Stock or a rounding down of such fraction (in the case of .50 or less than .50) to the nearest whole share of New Common Stock, Series M Preferred Stock and Series AA Preferred Stock.

6.12                           Denomination of Tack-On Notes or New Senior Subordinated Notes. The Tack-On Notes or, if issued in lieu of the Tack-On Notes, the New Senior Subordinated Notes will be issued on the Effective Date in denominations of $1,000 principal amount or integral multiples thereof. Accordingly, the Pro Rata principal amount of the Tack-On Notes or New Senior Subordinated Notes, as applicable, to be distributed to each Holder of an Old Note Claim as provided herein will be rounded down to the nearest $1,000 and no cash shall be payable with respect to the portion of the Pro Rata principal amount that was subtracted to effect such rounding.

ARTICLE VII

TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES AND PENSION PLANS

7.1                                 Assumption of Executory Contracts and Unexpired Leases. On the Effective Date, all executory contracts or unexpired leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, unless such executory contract or unexpired lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, or (iii) is an executory contract that is set forth on Exhibit I hereto. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Article VII shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

7.2                                 Cure of Defaults of Assumed Executory Contracts and Unexpired Leases. Any monetary amounts by which each executory contract and unexpired lease to be assumed is in default shall be satisfied, pursuant to section 365(b)(l) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding (a) the amount of any cure payments, (b) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(l) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. Pending the Bankruptcy Court’s ruling on such motion, the executory contract or unexpired lease at issue shall be deemed assumed by the Debtors unless otherwise ordered by the Bankruptcy Court.

7.3                                 Post-Petition Contracts and Leases. All contracts, agreements and leases that were entered into by the Debtors or assumed by the Debtors after the Petition Date shall be deemed assigned by the Debtors to the Reorganized Debtors on the Effective Date.

7.4                                 Retiree Benefits and Pension Plans. In furtherance of, and without in any way limiting, section 12.7, from and after the Effective Date the Debtors shall assume the obligation and shall continue to make the payment of all retiree benefits (if any), as that term is defined in Bankruptcy Code section 1114, at the level established pursuant to subsection (e)(1)(B) or (g) of said section 1114, at any time prior to the Confirmation Date, for the duration of the period (if any) that the Debtors are obligated to provide such benefits. In addition, notwithstanding anything in the Plan to the contrary, the Pension Plans shall become obligations of the Reorganized Debtors, including, without limitation, New Pliant, and shall otherwise be unaffected by confirmation of the Plan, and such Claims shall not be discharged or released or otherwise affected by the Plan or by these proceedings.

ARTICLE VIII

PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS
AND DISPUTED INTERESTS

8.1                                 Objections to and Estimation of Claims. After the Effective Date, only the applicable Reorganized Debtor against whose Estate a Claim was filed or deemed filed may object to the allowance of any Claim or Administrative Expense Claim. After the Effective Date, the applicable Reorganized Debtor against whose Estate a Claim or Administrative Expense Claim was filed or deemed filed shall be accorded the power and authority to allow or settle and compromise any Claim without notice to any other party, or approval of, or notice to the Bankruptcy Court. In addition, the Debtors or the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Reorganized Debtors have previously objected to such Claim. Unless otherwise ordered by the Bankruptcy Court, the Debtors or Reorganized Debtors shall serve and file any objections to Claims and Interests as soon as practicable, but in no event later than (a) ninety (90) days after the Effective Date or (b) such later date as may be determined by the Bankruptcy Court upon a motion which may be made without further notice or hearing.

8.2                                 Payments and Distributions on Disputed, Contingent and Unliquidated Claims and Interests and on Claims for Which Proofs of Claim are Filed. No partial payments and no partial distributions will be made with respect to a disputed, contingent or unliquidated Claim or Interest, or with respect to any Claim for which a proof of claim has been filed, until the resolution of such disputes or estimation or liquidation of such claims by settlement or by Final Order. As soon as practicable after a disputed, contingent or unliquidated Claim or Interest becomes an Allowed Claim or Interest in an amount certain, the Holder of such Allowed Claim or Interest will receive all payments and distributions to which such Holder is then entitled under the Plan.

8.3                                 Classes 4, 5 and 7. Claims in Classes 4 and 5 shall be deemed Allowed in aggregate amounts equal to the outstanding principal of either the First Lien Notes or the Second Lien Notes, as applicable, plus the outstanding interest accrued thereon both prior to and after the Petition Date, plus any fees, costs or charges provided under the First Lien Notes Indenture or the Second Lien Notes Indenture, as applicable. Claims in Class 7 shall be deemed Allowed in aggregate amounts equal to the outstanding principal of the Old Notes, plus outstanding interest accrued thereon prior to the Petition Date. Distributions to all Holders of Allowed Claims in Class 7 shall be delivered to the Old Indenture Trustee for further distribution to the ultimate beneficial holders, except as otherwise provided herein with respect to the Consenting Noteholders’ Professional Fees.

ARTICLE IX

CONFIRMATION AND CONSUMMATION OF THE PLAN

9.1                                 Conditions to Effective Date. The Plan shall not become effective and the Effective Date shall not occur unless and until the following conditions shall have been satisfied or waived in accordance with section 9.2 of this Plan:

(a)                                  The Confirmation Order confirming this Plan, as such Plan may have been modified, shall have been entered by the Bankruptcy Court in form and substance reasonably satisfactory to the Debtors.

(b)                                 The Canadian Confirmation Order confirming this Plan, as such Plan may have been modified, shall have been entered by the Canadian Court in form and substance reasonably satisfactory to the Debtors.

(c)                                  The Exit Facility Credit Agreement and all related documents provided for therein or contemplated thereby, in form and substance satisfactory to the Debtors, shall have been executed and delivered by all parties thereto, and all conditions precedent thereto shall have been satisfied.

(d)                                 The Certificate of Incorporation and By-Laws and the amended certificates or articles of incorporation of the Debtors, as necessary, shall have been adopted and filed with the applicable authorities of the relevant jurisdictions of incorporation and shall have become effective in accordance with such jurisdictions’ corporation laws.

(e)                                  All authorizations, consents, certifications, approvals, rulings, no-action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement the Plan on the Effective Date shall have been obtained or shall have occurred unless failure to do so will not have a material adverse effect on New Pliant.

(f)                                    Seven (7) members of the board of directors of New Pliant shall have been selected and shall have expressed a willingness to serve on the board of directors of New Pliant.

(g)                                 The Bankruptcy Court shall have entered an order pursuant to section 510 of the Bankruptcy Code subordinating the Claims, if any, of Richard P. Durham or Durham Capital, L.L.C. arising from any put or repurchase rights.

(h)                                 All other documents and agreements necessary to implement this Plan on the Effective Date shall have been executed and delivered and all other actions required to be taken in connection with the Effective Date shall have occurred.

9.2                                 Waiver of Conditions. Each of the conditions set forth in section 9.1 of this Plan, with the exception of those conditions set forth in subsection (c), may be waived in whole or in part by the Debtors after notice to the Bankruptcy Court and parties in interest but without the need for a hearing.

9.3                                 Consequences of Non-Occurrence of Effective Date. If the Confirmation Order is vacated, (a) this Plan shall be null and void in all respects; (b) any settlement of Claims or Interests provided for hereby shall be null and void without further order of the Bankruptcy Court; and (c) the time within which the Debtors may assume and assign or reject all executory contracts and unexpired leases shall be extended for a period of one hundred twenty (120) days after the date the Confirmation Order is vacated.

ARTICLE X

EFFECT OF PLAN CONFIRMATION

10.1                           Binding Effect. This Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims and Interests, and their respective successors and assigns, including, but not limited to, the Reorganized Debtors and New Pliant.

10.2                           Releases.

(a)                                  Releases by the Debtors. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors in their individual capacities and as debtors-in-possession will be deemed to release and forever waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, this Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against (i) the Debtors’ and their non-Debtor affiliates present and former officers and directors who were serving in such capacity on or after the Petition Date, (ii) the attorneys, accountants, investment bankers, restructuring consultants and financial advisors of each of the Debtors, and (iii) the Consenting Noteholders and the Consenting Noteholders’ professionals, in each case at any time up to immediately prior to the Effective Date; provided, however, that nothing in this section shall be construed to release any party from willful misconduct or gross negligence as determined by a Final Order. In addition, the releases contained in this section shall not apply to or otherwise affect the obligations of any of the Debtors’ present and former directors and officers to repay loans or advances of money or other property owed to the Debtors or their Estates.

(b)                                 Releases by Holders of Claims and Interests. As of the Effective Date, to the fullest extent permitted by law, each Holder of a Claim or Interest that is entitled to vote on the Plan shall in consideration for the obligations of the Debtors and the Reorganized Debtors under this Plan and the Cash and the securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with this Plan, be deemed to have forever released, waived and discharged all claims, demands, debts, rights, causes of action or liabilities (other than (x) the right to enforce the Debtors’ or the Reorganized Debtors’ obligations under, and the contracts, instruments, releases, agreements, and documents delivered, Reinstated or assumed under this Plan, and (y) any claims or causes of action arising out of willful misconduct or gross negligence as determined by a Final Order), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to (i) the Debtors, the Reorganized Debtors, the Non-Debtor Affiliates, the Chapter 11 Cases, this Plan or the Disclosure Statement against the Debtors and the Reorganized Debtors and (ii) the present and former directors, officers, employees, agents of the Debtors and the Non-Debtor Affiliates who were serving in such capacity on or after the Petition Date and the attorneys, accountants, investment bankers, restructuring consultants and financial advisors of each of the Debtors, limited solely to such parties’ capacity set forth in this subsection (b), in each case at any time up to immediately prior to the Effective Date; provided, however, that each Holder of a Claim or Interest that is entitled to vote on the Plan may elect by checking the appropriate box provided on the Ballot not to grant the releases set forth in this section 10.2(b). Notwithstanding anything to the contrary in sections 10.2, 10.6 or elsewhere in the Plan, there shall be no exculpation or release of any Claims with respect to the Pension Plans or any Claims asserted by the Pension Benefit Guaranty Corporation.

(c)                                  Injunction Related to Releases. The Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to this Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in this section 10.2.

10.3                           Survival of Indemnification Obligations. The obligations of the Debtors to indemnify any past and present directors, officers, agents, employees and representatives, pursuant to certificates or articles of incorporation, by-laws, contracts and/or applicable statutes, in respect of all actions, suits and proceedings against any of such officers, directors, agents, employees and representatives, based upon any act or omission related to service with or for or on behalf of the Debtors, shall not be discharged or impaired by confirmation or consummation of the Plan and shall be assumed by New Pliant and the Reorganized Debtors.

10.4                           Discharge of Claims and Termination of Interests. Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims and Interests (other than Unimpaired Claims under this Plan that are Allowed Claims) of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests. Upon the Effective Date, the Debtors shall be deemed discharged and released under section 1141(d)(l)(A) of the Bankruptcy Code from any and all Claims and Interests (other than Unimpaired Claims that are Allowed Claims), including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, and the Outstanding Common Stock, Series A Preferred Stock, Series B Preferred Stock, Old Notes and Other Outstanding Common Stock Interests shall be terminated.

10.5                           Preservation of Rights of Action and Settlement of Litigation Claims. Except as otherwise provided in this Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims. New Pliant, the Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not file, commence or pursue any claim, right or cause of action under section 547 of the Bankruptcy Code or seek to disallow any Claim to the extent it may be avoidable thereunder.

10.6                           Exculpation and Limitation of Liability. Notwithstanding any other provision of this Plan, neither the Debtors, the Reorganized Debtors, New Pliant, nor any of their respective present or former members, officers, directors, employees, advisors or attorneys shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing this Plan, the solicitation of acceptances of this Plan, the pursuit of confirmation of this Plan, the confirmation of this Plan, the consummation of this Plan or the administration of this Plan or the property to be distributed under this Plan, except for their gross negligence or willful misconduct as determined by a Final Order, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.

10.7                           Injunction.

(a)                                  Except as otherwise provided in this Plan, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date all Persons who have held, hold or may hold Claims against or Interests in the Debtors, except Allowed Claims and Interests that are Unimpaired by this Plan, are (i) permanently enjoined from taking any of the following actions against the Estate(s), or any of their property, on account of any such Claims or

Interests and (ii) permanently enjoined from taking any of the following actions against any of New Pliant, the Debtors, the Reorganized Debtors or their property on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action, or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any lien or encumbrance; and (D) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of this Plan.

(b)                                 By accepting distributions pursuant to this Plan, each Holder of an Allowed Claim or Interest will be deemed to have specifically consented to the injunctions set forth in this section 10.7.

10.8                           Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

10.9                           Subordination. The classification and manner of satisfying all Claims and Interests and the respective distributions and treatments hereunder take into account and/or conform to the relative priority and rights of the Claims and Interests in each Class in connection with the contractual, legal and equitable subordination rights relating thereto whether arising under contract, general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise. In addition, any Claims arising from the exercise of put or repurchase rights shall be subordinated pursuant to section 510(b) of the Bankruptcy Code as Class 11 Outstanding Common Stock Interests.

ARTICLE XI

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction, subject to section 12.21 of this Plan, over all matters arising out of, and related to, the Chapter 11 Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a)                                  allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim or Priority Tax Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

(b)                                 grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan for periods ending on or before the Effective Date;

(c)                                  resolve any matters related to the assumption or assumption and assignment of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or the Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;

(d)                                 ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of this Plan;

(e)                                  decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

(f)                                    enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases and other agreements or documents created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

(g)                                 resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, or enforcement of this Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to this Plan, or any entity’s rights arising from or obligations incurred in connection with this Plan or such documents;

(h)                                 approve any modification of this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or approve any modification of the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan;

(i)                                     hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under sections 330, 331, 363, 503(b), 1103 and 1129(c)(9) of the Bankruptcy Code, which shall be payable by the Debtors only upon allowance thereof pursuant to the order of the Bankruptcy Court, provided, however, that the fees and expenses of the Reorganized Debtors, incurred after the Effective Date, including counsel fees, may be paid by the Reorganized Debtors in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(j)                                     issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of this Plan or the Confirmation Order;

(k)                                  hear and determine causes of action by or on behalf of the Debtors or the Reorganized Debtors;

(l)                                     hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(m)                               enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated, or if distributions pursuant to this Plan are enjoined or stayed;

(n)                                 determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement, or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

(o)                                 enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

(p)                                 hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date and (ii) the activities of the Reorganized Debtors;

(q)                                 hear and determine disputes with respect to compensation of the Reorganized Debtors’ professional advisors;

(r)                                    hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and

(s)                                  enter an order closing the Chapter 11 Cases.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1                           Surrender of Instruments. As a condition to participation under this Plan, (i) the Holder of an equity security of Pliant that desires to receive the property to be distributed on account of an Allowed Interest with respect to said equity security shall surrender such security, or evidence thereof satisfactory to the Debtors or their designee, and (ii) the Holder of a note, debenture or other evidence of indebtedness of the Debtors that desires to receive the property to be distributed on account of an Allowed Claim based on such note, debenture or other evidence of indebtedness shall surrender such note, debenture or other evidence of indebtedness to the Debtors, or their designee (unless such Holder’s Claim will be Reinstated by the Plan, in which case such surrender shall not be required), and shall execute and deliver such other documents as are necessary to effectuate this Plan; provided, however, that if a claimant is a Holder of an equity security, note, debenture or other evidence of indebtedness for which no physical certificate was issued to the Holder but which  instead is held in book-entry form pursuant to a global security held by DTC or other securities depositary or custodian thereof, then such Holder shall be deemed to have surrendered such Holder’s equity security, note, debenture or other evidence of indebtedness upon surrender to Pliant of such global security by DTC or such other securities depositary or custodian thereof. Except as otherwise provided in this section, if no surrender of a security, note, debenture or other evidence of indebtedness occurs and a claimant does not provide an affidavit and indemnification agreement, in form and substance satisfactory to the Debtors, that such security, note, debenture or other evidence of indebtedness was lost, then no distribution may be made to any claimant whose Claim or Interest is based on such security, note, debenture or other evidence of indebtedness thereof. The Debtors shall make subsequent distributions only to the persons who surrender the securities for exchange (or their assignees) and the record holders of such securities shall be those holders of record as of the Effective Date. Except as otherwise provided herein, the Old Notes Indentures and the Stockholders Agreement shall be rendered void as of the Effective Date.

12.2                           Committees. The appointment of the Representative Committee shall terminate on the Effective Date.

12.3                           Post-Confirmation Date Retention of Professionals. Upon the Effective Date, any requirement that professionals employed by the Reorganized Debtors comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will be authorized to employ and compensate professionals in the ordinary course of business and without the need for Bankruptcy Court approval.

12.4                           Bar Date for Certain Administrative Expense Claims. All applications for final allowance of fees and expenses of professional persons employed by the Debtors or the Representative Committees pursuant to orders entered by the Bankruptcy Court and on account of services rendered prior to the Effective date shall be filed with the Bankruptcy Court and served upon the Reorganized Debtors’ counsel at the addresses set forth in section 12.15 of this Plan no later than thirty (30) days after the Effective Date. Any such claim that is not filed within this time period shall be discharged and forever barred. Objections to any application for allowance of Administrative Expense Claims described in this section 12.4 must be filed within thirty (30) days after the filing thereof, as may be extended by the Bankruptcy Court upon request of the Reorganized Debtors.

12.5         Certain Fees and Expenses of Old Indenture Trustee, First Lien Indenture Trustee, Second Lien Indenture Trustee and New Senior Subordinated Notes Indenture Trustee. On the Effective Date, the reasonable fees and expenses of the Old Indenture Trustee, the First Lien Indenture Trustee, the Second Lien Indenture Trustee and the New Senior Subordinated Notes Indenture Trustee shall be Allowed as Administrative Expense Claims against the Debtors, pursuant to section 503(b) of the Bankruptcy Code, and shall be paid by the Debtors without the need for the Old Indenture Trustee, the First Lien Indenture Trustee, the Second Lien Indenture Trustee and the New Senior Subordinated Notes Indenture Trustee to file an application for allowance with the Bankruptcy Court. In the event that the New Senior Subordinated Notes are not issued, the New Senior Subordinated Notes Indenture Trustee shall still be entitled to its accrued reasonable fees and expenses in consideration for its substantial contribution to these Chapter 11 Cases. The Bankruptcy Court shall retain jurisdiction over any dispute regarding the reasonableness of such fees and expenses.

12.6                           Effectuating Documents and Further Transactions. Each of the Debtors, New Pliant or the Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of this Plan and any notes or securities issued pursuant to this Plan.

12.7                           Compensation and Benefit Programs. Except as otherwise expressly provided in Exhibit I hereto, the Reorganized Debtors shall continue to perform their obligations under all employment and severance contracts and policies, and all compensation and benefit plans, policies and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans. New Pliant or any one of the Reorganized Debtors may prior to the Effective Date enter into employment agreements with employees that become effective on or prior to the Effective Date and survive consummation of this Plan. Any such agreements will be annexed to the Plan Supplement or otherwise filed with the Bankruptcy Court. In addition, on the Effective Date, the unpaid portion of any insider Eligible Employee’s payment pursuant to the 2005 Management Incentive Compensation Plan shall be Allowed and shall be paid by the Debtors or Reorganized Debtors without the need for such insider Eligible Employee to file a proof of claim or an application for allowance with the Bankruptcy Court. Finally, on the Effective Date, New Pliant shall perform its obligations under the emergence bonus plan as set forth in section 5.15 of this Plan.

12.8                           Corporate Action. Prior to, on, or after the Effective Date (as appropriate), all matters expressly provided for under this Plan that would otherwise require approval of the shareholders or directors of one (1) or more of the Debtors, New Pliant or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors, New Pliant or the Reorganized Debtors are incorporated without any requirement of further action by the shareholders or directors of the Debtors, New Pliant or the Reorganized Debtors.

12.9                           Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under this Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under this Plan, including, without limitation, merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property, will not be subject to any stamp tax or other similar tax.

12.10                     Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

12.11                     Amendment or Modification of the Plan. Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, the Debtors may, alter, amend or modify this Plan or the Exhibits at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan, provided that such alteration, amendment, or modification is not inconsistent with the provisions of the Term Sheet in a manner that is materially adverse to the Consenting Noteholders. A Holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

12.12                     Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.13                     Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns, including, without limitation, the Reorganized Debtors and New Pliant. The rights, benefits and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

12.14                     Revocation, Withdrawal or Non-Consummation. The Debtors reserve the right to revoke or withdraw this Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw this Plan as to any or all of the Debtors, or if confirmation or consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by the Debtors or any other Person.

12.15                     Notice. All notices, requests and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

PLIANT CORPORATION
1475 Woodfield Road
Suite 700
Schaumburg, IL 60173
Telephone:	(847) 969-3319
Facsimile:	(847) 969-3338
Attn: Stephen T. Auburn

with a copy to:

SIDLEY AUSTIN LLP
One South Dearborn Street
Chicago, Illinois 60603
Telephone:	(312) 853-7000
Facsimile:	(312) 853-7036
Attn: Larry J. Nyhan

-and-

YOUNG CONAWAY STARGATT & TAYLOR, LLP
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, Delaware 19899-0391
Telephone: (302) 571-6600
Facsimile: (302) 571-1253
Attn: Robert S. Brady

Counsel to Debtors and Debtors-in-Possession

12.16                     Governing Law. Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

12.17                     Tax Reporting and Compliance. The Reorganized Debtors are hereby authorized, on behalf of each of the Debtors, to request an expedited determination under section 505 of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.

12.18                     Exhibits. All Exhibits to this Plan are incorporated and are a part of this Plan as if set forth in full herein.

12.19                     Filing of Additional Documents. On or before substantial consummation of this Plan, New Pliant, the Reorganized Debtors and the Debtors shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

12.20                     Reservation of Rights. Except as expressly set forth herein, the Plan shall have no force and effect unless the Bankruptcy Court has entered the Confirmation Order. The filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by the Debtors with respect to the Plan shall not be and shall not be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims and Interests.

12.21                     Disputes Concerning Canadian Claims against and Interests in Canadian Debtors. All disputes involving the rights of a Canadian entity that is (i) the Holder of a Claim against or an Interest in a Canadian Debtor and (ii) not subject to the personal jurisdiction of the Bankruptcy Court will be determined by the Bankruptcy Court without prejudice to such entity’s right to seek to have such dispute heard instead by the Canadian Court. Notwithstanding the foregoing, all such Canadian entities will be bound by the terms and provisions of this Plan.

12.22                     Obligations Under Final DIP Order. Nothing contained herein shall affect the Debtors’ obligations under the Final DIP Order, and the Debtors shall continue to honor their obligations under the Final DIP Order so long as such order is in full force and effect.

Dated:	Wilmington, Delaware	Respectfully submitted,
April 18, 2006
PLIANT CORPORATION

(for itself and on behalf of the Affiliate Debtors, as
Debtors and Debtors-in-Possession)

By:
Stephen T. Auburn
Vice President and General Counsel

SIDLEY AUSTIN LLP
Larry J. Nyhan
James F. Conlan
William A. Evanoff
Jessica C. Knowles
Laura B. Franzon
One South Dearborn Street
Chicago, Illinois 60603
Telephone: (312) 853-7000
Facsimile: (312) 853-7036

-and-

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Robert S. Brady (No. 2847)
Edmon L. Morton (No. 3856)
Kenneth J. Enos (No. 4544)
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, Delaware 19899-0391
Telephone: (302) 571-6600
Facsimile: (302) 571-1253

Counsel to the Debtors and Debtors-in-Possession